Exhibit 5.1

1001 Pennsylvania Avenue, NW, Washington, DC 20004-2595 ● p202 624-2500 ● f202 628-5116

February 4, 2021

Rekor Systems, Inc.

7172 Columbia Gateway Drive

Suite 400

Columbia, MD 21046

Attn: Robert A. Berman

Re:	Registration Statement on Form S-3 of Rekor Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to Rekor Systems, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 pursuant to Rule 462(b) (the “462(b) Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) supplementing the Registration Statement on Form S-3 previously filed pursuant to the Securities Act (Registration No. 333-224423) initially filed by the Company on April 24, 2018 and declared effective by the Commission on April 30, 2018 (as amended or supplemented, the “Initial Registration Statement”, and together with the 462(b) Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with the filing by the Company of the 462(b) Registration Statement, relating to the registration of the offering by the Company of up to $12,509,169 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, including Shares purchased by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As your counsel, in connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including (i) the Registration Statement, (ii) the organizational documents of the Company, including the Company’s Amended and Restated Certificate of Incorporation, as amended and as currently in effect, the Company’s Certificate of Designations of the Series A Cumulative Convertible Redeemable Preferred Stock, the Certificate of Designations of the Series B Cumulative Convertible Preferred Stock, and the Company’s Amended and Restated Bylaws, as amended and currently in effect, (iii) minutes and records of the corporate proceedings of the Company with respect to the authorization of the sale and issuance of the Shares and (iv) the Underwriting Agreement. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof.

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● London ● Brussels

1001 Pennsylvania Avenue, NW, Washington, DC 20004-2595 ● p202 624-2500 ● f202 628-5116

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the 462(b) Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the use of this opinion as an exhibit to the 462(b) Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP

Crowell & Moring LLP

Crowell & Moring LLP ● www.crowell.com ● Washington, DC ● New York ● San Francisco ● Los Angeles ● Orange County ● London ● Brussels